Exhibit 10.22

PANDORA MEDIA, INC.

2011 Equity Incentive Plan

NOTICE OF RESTRICTED STOCK UNIT GRANT

«Optionee»

You have been granted the number of restricted stock units (the “RSUs”), each representing a right to acquire (subject to vesting and exercise) one share of Common Stock of Pandora Media, Inc. (the “Company”) (the “Shares”) by way of issue, as follows:

Date of Grant:	«GrantDate»

Total Number of RSUs Granted:	«NoofShares»

Vesting Commencement Date:	«VestingCommenceDate»

Vesting Schedule:	So long as your Continuous Service Status continues, the RSUs shall vest in accordance with the following schedule: «VestingSchedule»

By accepting these RSUs, you agree that these RSUs are granted under and governed by the terms and conditions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein. These RSUs are granted as Other Stock-Based Awards under Section 10 of the Plan.

In addition, you agree and acknowledge that your rights to any Shares underlying the RSUs will be earned only as you provide services to the Company over time and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

PANDORA MEDIA, INC.

By:
«Optionee»	Name:
Title:

PANDORA MEDIA, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.             Grant of Option.  Pandora Media, Inc., a Delaware corporation (the “Company”), hereby grants to you (“Participant”) the number of restricted stock units (“RSUs”) (each representing a right to acquire (subject to vesting and exercise) a share of Common Stock of the Company by way of issue) set forth in the Notice of Restricted Stock Unit Grant (the “Notice”), subject to the terms, definitions and provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. The RSUs are granted as Other Stock-Based Awards under Section 10 of the Plan.

Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Notice or the Plan, as applicable (and for the avoidance of doubt, the term “RSU” in this Agreement does not have the meaning given in Section 2(aa) of the Plan).  The terms and conditions of this Restricted Stock Unit Award Agreement (this “Agreement”), to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.         Vesting.  The RSUs shall become vested on the vesting schedule set forth in the Notice, subject to Participant remaining in Continuous Service Status on the applicable vesting date.

2.         Forfeiture of Unvested RSUs.  Immediately upon termination of Participant’s employment for any reason (including death or disability), any unvested RSUs shall be forfeited without consideration.

3.         Conversion into Common Stock.  Shares will be issued as soon as practicable following the valid exercise (in accordance with clause 4 below) by Participant (or their attorney or other legal representative) of vested RSUs following the applicable vesting date.  As a condition to such issuance, Participant shall have satisfied his or her tax withholding obligations as specified in this Agreement and shall have completed, signed and returned any documents (including the exercise notice contemplated by clause 4 below) and taken any additional action that the Company deems appropriate to enable it to accomplish the issue of the Shares.  In no event will the Company be obligated to issue a fractional share.  Notwithstanding the foregoing, (i) the Company shall not be obligated to issue any Shares during any period when the Company determines that the exercise or conversion of a RSU or the issue of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address any applicable tax withholding and other administrative matters. For the avoidance of doubt and notwithstanding anything in the Plan to the contrary, an RSU does not represent a right to receive the value of a Share in cash or a right to receive any other cash payment and does not include any right to receive dividend equivalents.

4.         Exercise of RSUs. An RSU that has vested in accordance with the vesting schedule set forth in the Notice (and the terms and conditions of this Agreement and the Plan) may be exercised any time within one month after the applicable vesting date by Participant (or their attorney or, if Participant dies during that one month period, by their estate or by a person who acquired the RSU by bequest or inheritance) by the execution and delivery of a form of exercise notice (which may be written or electronic, as determined by the Company) approved for such purpose by the Company which shall state Participant’s election to exercise the RSU, the number of RSUs being exercised, and such other representations and agreements as to Participant’s investment intent with respect to such Shares as may be required by the Company. An RSU shall be deemed to be exercised upon receipt by the Company of such written notice.  A vested RSU that is not exercised in accordance with this clause 4 by midnight on the date one month after the vesting date of the RSU shall, unless the Committee determines otherwise, lapse.

5.         Appointment of attorney. Participant (for valuable consideration) hereby irrevocably appoints each director of the Company (from time to time) as Participant’s attorney (on a non-exclusive basis) to:

(a)   exercise any vested RSUs on Participant’s behalf at any time within one month after the applicable vesting date and to execute any document (including exercise notice) and do anything necessary or desirable for, or in connection with, the exercise of RSUs on Participant’s behalf;

(b)   in connection with any exercise of vested RSUs on Participant’s behalf in accordance with clause 5(a), acquire Shares for and on Participant’s behalf and to execute any document and do any thing necessary or desirable to acquire Shares on Participant’s behalf and in Participant’s name; and

(c)   appoint an agent to do any of the things referred to above in clauses  5(a) and (b),

and Participant further agrees to grant a similar power of attorney (in such form as the Committee may determine) to any other person as may be nominated by the Committee from time to time.

6.         Tax Treatment.  Any applicable tax withholding liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the RSUs) incurred in connection with the RSUs becoming vested or being exercised and Shares issued, or otherwise incurred in connection with the RSUs, may (subject to any applicable law) be satisfied in any of the following manners determined by the Company (and the Company may with notice to

Participant require any of the following methods):  (i) by the sale by Participant of a number of Shares that are issued under the RSUs, which the Company determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, and such Shares may be sold as part of a block trade with other participants of the Plan; (ii) with the consent of the Company in its discretion, by the Company withholding a number of Shares that would otherwise be issued under the RSUs that the Company determines have a fair market value equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; or (iii) by payment by Participant to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law.  Participant hereby authorizes the Company to withhold such tax withholding amount from any amounts owing by Participant to the Company and to take any action necessary in accordance with this paragraph.

Notwithstanding the foregoing, Participant acknowledges and agrees that he or she is, to the extent permitted by applicable law, responsible for all taxes that arise in connection with the RSUs becoming vested or being exercised and Shares being issued or otherwise incurred in connection with the RSUs, regardless of any action the Company takes pursuant to this Section, and shall indemnify the Company against all such taxes.

7.         Restrictions on Transfer.  Participant understands and agrees that the RSUs may not be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder.

8.         Certificates. Certificates, transfer agent book entries or other evidence of ownership as determined by the Company issued in respect of the Shares shall, unless the Committee otherwise determines, be registered in the name of Participant. The stock certificate, if any, shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws.

9.         No Stockholder Rights.  Participant will have no voting or other rights as the Company’s other stockholders with respect to the Shares until issuance of the Shares.

10.       No Employment/Service Rights.  Neither this Agreement nor the grant of the RSUs hereby confers on Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary to determine the terms of Participant’s employment or service.

11.       Entire Agreement; Terms of Plan, Interpretations.  Participant acknowledges that he or she has received and reviewed a copy of the Plan.  This Agreement (including the Notice) contains the entire understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.  All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Participant and his legal representatives on any question arising hereunder.